Exhibit 6.1

Issuer Agreement

This Issuer Agreement (this “Agreement”) is entered into effective as of [Effective Date] (the “Effective Date”), by and between VAS Portal, LLC (“VAS”) and the undersigned company, or the undersigned individual as an authorized representative of a to-be-formed entity (“Company”).

BACKGROUND

1.	Company is in the business of producing a movie, movie series, or television series (the “Project”).

2.	VAS is registered with the Securities and Exchange Commission (the “SEC”) as a funding portal and is a FINRA member portal.

3.	VAS lists on its site (the “Portal”), and acts as the intermediary for “testing-the-waters” campaigns and securities offerings pursuant to Section 4(a)(6) (“Reg CF”) of the Securities Act of 1933 and its accompanying regulations (the “Act”).

4.	For offerings where VAS is not acting as an intermediary, VAS provides a software platform (the “Platform”), to the Company for use in conjunction with Reg A or Reg D offerings which are managed by either a third-party broker-dealer or by the Issuer itself, if represented by an issuer agent, as the intermediary for the offering.

5.	Company wishes to test the demand for a securities offering, and also raise capital by listing a securities offering (the “Offered Securities”), on the Portal (the “Offering”).

6.	VAS has reviewed a sample work of the Project and believes it fits the criteria to be listed on the Portal.

In consideration of the mutual agreements, covenants and provisions herein contained, the receipt and adequacy of which is acknowledged by the parties, the parties agree as follows:

1. Listing Process

Testing-the-Waters Campaign

VAS agrees to allow Company to list a testing-the-waters campaign on the Portal if the content Company desires to use in the campaign (the “TTW Content”) does not constitute fraud, as defined in the Act (“Fraud”), as determined in VAS’s sole discretion.

Company must submit all TTW Content for VAS approval before VAS will upload the TTW Content to the Portal. VAS’s review of the TTW Content does not constitute an opinion that the TTW Content does not constitute Fraud, but only that to VAS’s knowledge there is nothing that causes VAS to believe it constitutes Fraud. Company must obtain and rely on the opinion of its own counsel that the TTW Content does not constitute Fraud.

Company agrees to abide by the disclaimer, anti-fraud, and disclosure provisions and requirements outlined in the Act.

Reg CF Securities Offering

Company must pass through a due diligence process outlined by Reg CF in the Act. This process includes, but is not limited to the following:

1.	Verification that the Company and all regulated affiliates (employees, officers, control individuals, etc.) are allowed to use the Reg CF exemption.

2.	Reviewing all Company formation documents as support for item 1 above, and to ensure that the sought for terms of the Offering are allowed by the Company formation documents and structure.

3.	Reviewing all marketing materials, notices, and Form C content to be used by Company in the Offering (the “Offering Content”) to mitigate Fraud on the Portal.

4.	Assisting Company in entering into an agreement with the escrow agent that must manage all investor (“Investor”) funds.

5.	Ensuring that the valuation of the Company is in a range considered fair to the Investors.

If at any time VAS believes the Offering Content constitutes Fraud or the Company or Offering lacks investor protections, VAS may, at its own discretion, and without any liability to Company, remove the Offering from the Portal or prohibit the Offering from ever being listed.

No Offering date will be set until all Form C materials are ready for filing. The Offering is not “live” (effective) until a Form C has been filed with the SEC. Company may not publish Offering Content in any medium or accept any investments from Investors until the Offering is live.

Within five (5) days of the offering deadline, VAS will file the Form C-U with the SEC with the then known investment total. Because the process to verify investments requires, in some cases, longer than this five day period, the initial filing will likely never be complete and we will amend the filing once all final investments have been cleared and the offering finally closed.

VAS will continue to assist Company with Reg CF annual filings with the SEC for as long as Company is required to file them. This means that we will remind you of the filing requirement, and make the physical filing. You will be required to fill out the form to be prepared for the offering.

Platform Only

If Company elects to license the Platform for a Reg A or Reg D offering, Company and VAS must include the Platform Rider, which will be attached hereto as Exhibit A.

2. Terms of Service

Company and any affiliate that will participate in the management or control of the Offering, hereby consents to be bound by the Portal terms of service (the “Terms of Service”). The Terms of Service are incorporated by this reference into this Agreement.

3. Investor Funds; VAS Fee

Escrow Agent

When an Investor “invests,” they are initially only committing to invest. In other words, an investment in the Company has not yet been made. The funds delivered by Investor for their commitment must be held by a third-party escrow agent (the “Escrow Agent”). Company must enter into an escrow agreement with Escrow Agent (the “Escrow Agreement”) before the Offering may go live.

The Escrow Agent charges Company fees to open the escrow account, to perform due diligence on the Company and each investor, to process funds through ACH, credit card, or wire transfer, and to disburse funds (“Escrow Fees”).

Portal Fee

In consideration for the services to be provided hereunder, at any Closing, Company agrees to pay VAS cash (the “Portal Fee”) in an amount equal to six percent (6%) of the Investor investments included in the Closing (the “Invested Amount”).

The Portal Fee is only due by Company at the time of any Closing of the Offering. If the Offering Minimum (as defined below) is not reached, there are no Portal Fees because there can be no Closing.

Company must inform the Escrow Agent of the Offering minimum target (the “Offering Minimum”). Company may not have access to any Investor funds until a Closing of the Offering. A Closing is considered to have occurred at the time VAS, Company, and the Escrow Agent all execute a closing instruction sheet and the Escrow Agent processes and transfer the investment funds to each party as required by the instructions (each, a “Closing”). Each Offering may have one or more Closings.

At the time of any Closing, VAS will direct the Escrow Agent to deliver funds to Company and VAS in accordance with this Agreement. Company will receive the Invested Amount included in the Closing, less the Portal Fees and Escrow Fees for the Invested Amount involved in the Closing.

The Offering will be considered to be terminated at any time that the Offering is terminated by VAS for any reason, at the time Company withdraws the Offering at their own election, a securities regulator requires the Offering to be terminated, or all Closings have occurred.

If any Investor initiates a charge-back or similar cancellation of their investment after the Closing, VAS will terminate that Investor’s investment and remove the Investor from the investor list maintained by the VAS for the Company. Within seven (7) days of notice from VAS, Company must reimburse VAS the amount of the cancelled investment, which amount VAS will pay to the escrow agent, less the VAS Fee amount attributed to that investment.

4. Representations and Warranties of Company

Company represents and warrants to VAS that the statements contained in this Section 4 are true and correct as of the Effective Date, and that they will remain true until the Offering terminates.

a.	Prior to launching any Offering, Company will be organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.

b.	Company is not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

c.	Company is not an investment company registered or required to be registered under the Investment Company Act of 1940.

d.	Company is not ineligible to rely on the exemption under Section 4(a)(6) of the Act as a result of a disqualification specified in Rule 503(a) of Reg CF.

e.	Company has filed with the Securities and Exchange Commission and provided to Investors, to the extent required, the ongoing annual reports required by Reg CF during the two years immediately preceding the filing of its offering statement (or for such shorter period that the issuer was required to file such reports) if Company has previously offered a Reg CF offering.

f.	Company is not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

g.	The TTW Content and the Offering Content is correct and complete.

h.	None of the TTW Content or Offering Content is false or misleading or omits a fact necessary to make such information false or misleading.

i.	Company understands that the offer and sale of the Offered Securities is regulated by federal and state laws and regulations (the “Securities Laws”), and that if Company uses the services available through the Platform or Portal to conduct the Offering, Company must do so in compliance with applicable Securities Laws.

j.	Company understands that VAS makes no representation or warranty that transactions conducted through the Platform or Portal will be in compliance with all applicable Securities Laws, including state blue sky laws, except for VAS’s liability in connection with its role under Reg CF as a funding portal, and that Company is responsible for its own compliance with Securities Laws.

5. Representations and Warranties of VAS

VAS represents and warrants to Company that the statements contained in this Section 5 are true and correct as of the Effective Date, and that they will remain true until the Offering terminates.

a.	VAS is duly organized under, and subject to, the laws of the State of Utah and is in good standing.

b.	VAS is a registered funding intermediary with the SEC.

c.	VAS is a FINRA-member portal in good standing.

6. Covenants

The parties each covenant as follows:

a.	Company covenants that if any event occurs, or any circumstance arises, that creates an obligation to update the TTW Content or the Offering Content to comply with Securities Laws, then Company will update the respective TTW Content or Offering Content in accordance with the applicable Securities Laws, and immediately provide VAS a copy of such updated TTW Content or Offering Content, including delivering to VAS any Form C, Form C-U, Form C-A, or Form C-AR.

b.	Company will offer or sell the Offered Securities only through the Portal during the term of this Agreement, in accordance with Reg CF.

c.	Company will only participate as an issuer in the Reg CF Offering contemplated by this Agreement during the term of this Agreement.

d.	Company will comply with all transfer restrictions on the Offered Securities outlined in the Securities Laws.

e.	Company will comply with the ongoing disclosure obligations outlined in Reg CF.

f.	Company will comply with all advertising restrictions outlined in Reg CF.

g.	Company will execute any assignment of securities required to effect the Portal Fees established in this Agreement.

h.	VAS covenants that if VAS’s FINRA membership is terminated for any reason, VAS will assist Company in transferring the Offering to a new FINRA member crowdfunding portal.

i.	Company recognizes the distinction between marketing and studio services, provided by Angel Studios, as distinct from crowdfunding services, provided by VAS, and covenants to maintain this distinction in its communications both internal and with the public.

7. Limited Liability

Company agrees that, to the fullest extent permitted by law:

a.	Neither VAS nor any of its officers, directors, employees, agents, or third-party affiliates shall have liability for any losses arising from or related to any transaction in Offered Securities conducted through the Platform or Portal, except for losses arising from VAS’s failure to materially comply with VAS’s responsibilities under applicable Securities Laws in connection with its role as an intermediary under Reg CF.

b.	Neither VAS nor any of its officers, directors, employees, agents, or third-party affiliates shall have liability for false, misleading or incomplete TTW Content or Offering Content provided by Company, nor any information disclosed to Investors in the Offering, that was provided by Company or any of its representatives.

8. Indemnification

Company will defend, indemnify and hold harmless VAS, and its officers, directors, employees, agents and third-party affiliates, for any losses, costs and expenses (including reasonable attorney’s fees) relating to or arising out of Company’s violation of applicable Securities Laws, or any breach by Company of the terms of this Agreement; provided, however, that the foregoing shall not apply to any losses, costs, liabilities and expenses relating to or arising out of any exception as set forth in Section 7(a). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event will Company or its officers, directors, employees, agents and third-party affiliates, be liable to VAS (or its officers, directors, employees, agents and third-party affiliates), for any special, incidental, or consequential loss or damage, or for any loss of profits or loss of use of capital or revenue under any circumstance (even if Company has been advised of or has foreseen the possibility of such damages), whether the claim arises in tort, contract, or otherwise under this Agreement.

9. Governing Law

This Agreement shall be governed by the substantive laws of the State of Utah without regard to its conflict of law principles or the conflict of law principles of any other state that would cause any other state’s laws to govern.

10. Publicity

Company grants VAS a non-exclusive, perpetual license to use Company’s Information in VAS’s promotion material or records identifying Company and Company’s Offering.

11. Headings

The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

12. Counterparts; Electronic Signature

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by electronic signature, and an electronic signature shall constitute an original for all purposes.

13. Severability

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties’ intentions as reflected in the provision, and the other provisions of the Agreement remain in full force and effect.

14. Assignment

This Agreement and any rights or licenses granted hereunder may not be transferred or assigned by Company without VAS’s prior written consent, but may be assigned by VAS without consent or other restriction upon notice to Company or where all or substantially all of VAS’s assets are sold to a third-party. Any attempt by Company to assign this Agreement, or any rights or licenses granted herein, without VAS’s express written consent will be null and void.

15. Successors and Assigns

This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, legal or personal representatives, successors and assigns.

16. Compliance with Laws

Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

17. No Waiver

The failure of any party to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

18. Force Majeure

Company and VAS will not be held liable for any delays or failure to perform their obligations under this Agreement, from any cause beyond their control. This includes, but is not limited to, changes to law or regulations, embargoes, war, terrorist acts, riots, fires, earthquakes, floods, nuclear accidents, strikes, power blackouts, volcanic action, unusually severe weather conditions, acts of hackers or third-party internet service providers, or changing policies or services of the Escrow Agent.

19. Modification

This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of the parties to this Agreement.

20. Further Assurances

Company agrees that Company will do any and all things reasonably necessary without undue burden or expense to complete the Offering as reasonably required by VAS.

21. Entire Agreement

This Agreement contains the entire understanding between the parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement other than as expressly set forth herein, has been made to or by the parties to this Agreement.

Company has caused this Agreement to be executed by its duly authorized corporate officer, as of the time, day and year of Company’s electronic consent. This Agreement is only effective after it has been accepted by VAS.

Company:	VAS:

[Issuer Entity Name]	VAS Portal, LLC d/b/a Angel Funding

By:	By:
Name:	Name:	Fredrick Peña
Title:	Title:	President